UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 14, 2011

Commission File Number:  000-52369

Bond Laboratories, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
20-3464383
(IRS Employer Identification No.)

11011 Q Street, Building A Suite 106, Omaha, Nebraska 68137
(Address of principal executive offices)

402-333-5260
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 14, 2011, Bond Laboratories, Inc. (the "Company") received a letter from the U.S. Department of Labor, Occupational Safety and Health Administration ("OSHA"), notifying the Company regarding its findings following a complaint filed by Eric Schick, the Company's former President, alleging that the Company had committed certain unlawful employment practices, including retaliatory termination of his employment for "whistle blowing," in connection with his separation from the Company in October 2008 (the "OSHA Order"). The OSHA proceeding was previously disclosed by the Company in prior filings with the Securities and Exchange Commission, including its latest Annual Report on Form 10-K filed on April 15, 2011. In the OSHA Order, the Secretary of Labor, acting through OSHA, found that there was reasonable cause to conclude that the Company, and its former Chief Executive Officer, Scott Landow, violated the employee protection provisions of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002.

In its findings, OSHA ordered that the Company, among other things, pay Mr. Schick certain compensatory and other damages. The Company has the right under the OSHA Order to file objections and request a formal hearing before an Administrative Law Judge ("ALJ") for the Department of Labor ("DOL"). The Company intends to file an objection to the OSHA Order, and request a formal hearing before the ALJ, as the Company believes, among other errors in the OSHA Order, that the OSHA Order misstates certain material facts in connection with OSHA's findings that, if presented in accordance with the administrative procedures that govern formal proceedings before the DOL, may result in different findings. In the event of an ultimate finding in favor of Mr. Schick on his allegations, we may be required to pay Mr. Schick substantial amounts and incur other potential penalties. Any such payments could materially and adversely affect our financial condition, business and prospects, and could prevent us from executing our business plan as currently contemplated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bond Laboratories, Inc.

Date:   September 19, 2011
By:	/s/ Michael Abrams

Name: Michael Abrams
Title: Interim Chief Financial Officer